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                     June 18, 2020

       David S. Black
       Senior Vice President and Chief Financial Officer
       BWX Technologies, Inc.
       800 Main Street, 4th Floor
       Lynchburg, Virginia 24504

                                                        Re: BWX Technologies,
Inc.
                                                            Form 10-K for
Fiscal Years Ended December 31, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-34658

       Dear Mr. Black:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology